Exhibit 99.1

Flutter Entertainment Releases First Quarter 2024 Financial Results

May 14, 2024: Flutter Entertainment (NYSE:FLUT; LSE:FLTR), the world’s leading online sports betting and iGaming operator, today announced results for Q1 20241.

Key financial highlights:

In $ millions except percentages and average monthly players	Three months ended March 31
	2024	2023	YOY
Average monthly players (AMPs) (‘000s)[2]	13,722	12,349	+11%
Revenue	3,397	2,918	+16%
Net loss	(177)	(111)	(59%)
Adjusted EBITDA [3,4]	514	352	+46%
Adjusted EBITDA Margin [3]	15.1%	12.1%	+310bps
Net loss per share ($)	(1.10)	(0.58)	(92%)
Adjusted earnings per share ($)[3]	0.10	0.69	(85%)
Net cash provided by/(used in) operating activities	337	(49)
Adjusted Free Cash Flow [3]	157	(50)
Leverage ratio (December 2023 3.1x)[3,4]	2.8x

•	Group strategy delivering continued strong growth with revenue +16%

•	US produced another excellent quarter; AMPs[2] +15% and revenue +32%, despite unfavorable sports results in the second half of March:

•	FanDuel #1 brand in both sportsbook (net gaming revenue (NGR) share 52%; gross gaming revenue (GGR) share 46%) and iGaming (record GGR share of 27%) in Q1 2024[5]

•

Very successful launch in North Carolina with 5.3% adult population signed up to FanDuel in first 45 days; new player acquisition in pre-2022 states +12%; projected payback in line with historic trends[6]

•	Product enhancements driving iGaming player (AMPs[2] +34%) and revenue (+49%) growth

•	FanDuel a founding member of the Responsible Online Gaming Association (ROGA)

•	Group Ex-US AMPs[2] +10% and revenue +8% benefitting from strong performance in iGaming (revenue +15%) and the acquisition of MaxBet in January:

•	Improved iGaming cross-sell rates in UKI driven by product improvements

•	In International, Sisal delivered market share gains in Italy, with iGaming performance mitigating the impact of unfavorable sports results

•	US primary listing expected to become effective on May 31, 2024

Q1 2024 financial overview

•	Net loss of $177m, $66m higher year on year, after non-cash charges of $356m due to (i) $172m acquired intangibles amortization; and (ii) $184m (Q1 2023 $64m) fair value change in Fox Option liability

•	Group Adjusted EBITDA[3] of $514m, +46%:

•

US Adjusted EBITDA[3] of $26m (Q1 2023 -$53m), driven by strong revenue growth and significant operating leverage; Adjusted EBITDA margin[3] +680bps, despite continued disciplined US player acquisition investment

•

Group Ex-US Adjusted EBITDA[3] of $488m +20%, reflecting increased revenue and Adjusted EBITDA margin[3] expansion of 260bps, primarily driven by sales and marketing leverage and a one-off credit from the settlement of historic litigation

•	Group’s financial growth algorithm driving Adjusted EBITDA Margin[3] accretion, +310bps to 15.1%

•	Net loss per share and adjusted earnings per share decreases of $0.52 and $0.59 primarily due to the Fox Option charge (-$1.04), offsetting improved financial performance

•	Net cash provided by operating activities increased $386m to $337m primarily driven by the strong operational performance converting into cash and year on year movement in US player deposits

•

Adjusted Free Cash Flow[3] of $157m (Q1 2023 -$50m) and leverage ratio[3,4] of 2.8x at March 31, 2024 based on last 12 months Adjusted EBITDA[3] (December 31, 2023 3.1x), both benefitting from improved financial performance year on year

2024 Outlook

•	Remain confident in financial year 2024 guidance[7] provided at financial year 2023 results announcement on March 26, 2024, despite unfavorable US sports results in the last two weeks of March

Peter Jackson, CEO, commented:

“We have had an excellent start to the year. In the US, FanDuel’s top line momentum is translating into strong growth in US Adjusted EBITDA and market share gains. We are focused on continuing to expand our player base, market share, and embedding future profits within our business through disciplined investment. Outside of the US, our focus on delivering the best products for our players is driving good momentum in key markets such as the UK where the launch of Super Sub on Paddy Power has been our most successful product launch to date, and in Italy where we have been taking online sports betting and iGaming market share during Q1 and reached an all-time record in April. We are proud to be one of the founding members of the US Responsible Online Gaming Association whose goal is to develop and advance responsible gaming practices. We are a strong advocate for building a sustainable sector in the US. We believe that our global experience positions us well to help lead the way.

On May 1, shareholders voted to move our primary listing to the US. We believe a US primary listing is the natural home for the Group and we look forward to this becoming effective on May 31. With a greater proportion of the Group’s future profits expected to be generated in the US, we have moved our operational headquarters to New York reflecting the importance of the US sports betting and iGaming market to our business.”

Q1 24 Operating Review:

US:

FanDuel has started the year strongly by consolidating its leadership position in sports with a 52% online NGR market share (GGR share 46%) for Q1 2024, while FanDuel Casino was the number one iGaming brand5. We had a record 27% iGaming GGR share in Q1, a four percentage point increase year on year. FanDuel’s total AMP growth of 15% included a record 2.6 million players for Super Bowl LVIII, the culmination of a highly successful NFL season.

We launched our sportsbook product in Vermont (January 11, 2024) and North Carolina (March 11, 2024). Consistent with our long-term strategy, we are investing behind the excellent returns being generated from our player promotions and marketing spend, with projected paybacks on customers acquired in the quarter in line with historic trends6. North Carolina has been our second most successful launch to date, with 5.3% of the adult population signed up to be a FanDuel customer in the first 45 days.

Total new sportsbook and casino player volumes were lower in the quarter, due to a full quarter of significant Ohio acquisition volumes in the comparative period. However, new players acquired in states that launched before 2022 were 12% higher than last year, demonstrating the strong demand for our products well after the initial launch period (pre-2022 states staking +19%). We believe the combination of our high structural sportsbook revenue margin and significant scale result in more efficient payback periods for FanDuel. Where payback periods indicate compelling returns on our customer acquisition spend, we will continue to make disciplined investment to drive future profitability.

FanDuel added more innovations to its market leading sportsbook product in the quarter. Ahead of the new Major League Baseball (“MLB”) season we increased the range of betting markets available to players. This helped drive a four-percentage point increase in the proportion of handle on Same Game Parlays across the first three weeks of the MLB season.

In iGaming, we continue to deliver on our strategy. Our focus on direct casino players and best-in-class customer experiences is generating results. We have gained exclusive online access to one of retail casinos’ most popular slot titles and launched the first in a series of online versions, which immediately became our most played game. We expect further slots-based innovation and exclusive content to drive our leadership in iGaming.

Group Ex-US:

Our diversified Ex-US business grew AMPs2 by 10% and added another podium position during Q1 with the acquisition of MaxBet, a leading omnichannel operator in Serbia.

We continued to deliver a very strong performance in the UKI with AMPs2 +2% despite the strong prior year quarter, which benefitted from a halo effect from the FIFA 2022 World Cup. iGaming growth was particularly strong driven by further product improvements with over 100 new games launched during Q1 and improved cross-sell rates. In sportsbook we leveraged the Flutter Edge and launched Super Sub for Paddy Power, replicating the popular Duo feature first introduced in our International division. This feature swaps a substitute player into a parlay bet and early engagement has been positive with over 80% of football customers engaging with the product in March.

We are seeing the benefit of product improvements in key International Consolidate and Invest8 markets. In Italy, Sisal delivered all-time record levels of AMPs2 in March, +22% in March compared with March 2023, together with Q1 market share gains and extending its lead as the market leading brand in the Italian market in April8. This was achieved through our new Sisal betting app, launched in Q3 2023, which continued to help drive high levels of engagement on sportsbook with online staking +24% year on year. In addition, expanded casino content, including a free-to-play “Bonus Wheel”

feature drove increased cross-sell rates to iGaming. In Georgia and Armenia, a redesigned app with more personalized content helped deliver market share gains and a clear number one position8. We saw good momentum in Spain and Brazil with continued focus on localization of our product and optimized generosity offerings. Junglee Poker was launched in India, in line with our local hero strategy, with encouraging levels of player engagement since launch.

Q1 2024 financial highlights: Group

	Three months ended March 31
	Revenue				Adjusted EBITDA
	2024	2023	YOY	YOY CC	2024	2023	YOY	YOY CC
In $ millions
US	1,410	1,071	32%	32%	26	(53)
UKI	861	736	17%	12%	268	206	30%	24%
International	797	760	5%	6%	173	149	16%	20%
Australia	329	351	(6%)	(2%)	83	85	(2%)	2%
Unallocated corporate overhead[9]					(36)	(35)	1%	(3%)
Group Ex-US	1,987	1,847	8%	7%	488	406	20%	21%
Group	3,397	2,918	16%	16%	514	352	46%	47%

The Group delivered an excellent performance in Q1 with an 11% increase in AMPs2 delivering revenue growth of 16% to $3.4bn. The impact of sports results, calculated as the difference between our expected net revenue margin and actual net revenue margin, had an approximate five percentage point negative impact on Group revenue growth. The increase in revenue reflects the continued growth of our US business, where revenue increased 32%, and strong iGaming momentum in UKI. The addition of MaxBet in Q1 added $47m or two percentage points to Group revenue growth year on year.

The Group reported a net loss for the quarter of $177m after recording non-cash expenses including (i) a loss of $184m relating to a change in the fair value of the Fox Option liability (Q1 2023: $64m loss) due to a higher valuation of FanDuel; and (ii) amortization of acquired intangibles charge of $172m (Q1 2023: $192m). The increases in the net loss and the net loss margin during Q1 2024 compared with Q1 2023, were primarily due to the improved financial performance outlined above being more than offset by an associated tax charge and the change in the fair value of the Fox Option liability.

The strong revenue momentum, combined with a 310bps expansion on our Adjusted EBITDA margin3, is driving a transformation of Group earnings with Adjusted EBITDA3 46% higher at $514m. The margin growth was primarily driven by operating leverage in our sales and marketing expenses in the US and International segments. Unallocated corporate overhead increased 1% (-3% on a constant currency basis10) to $36m reflecting investment in Flutter Edge capabilities and new compliance requirements as a U.S. listed company9, offset by an $18m credit from the settlement of historic litigation.

The higher loss in the current period increased loss per share by $0.52 to $1.10, and decreased adjusted earnings per share3 by $0.59 to $0.10. Both metrics include the $184m loss on the fair value of the Fox Option, which equates to $1.04 per share.

The Group’s net cashflow provided by operating activities in Q1 2024 increased $386m to $337m driven by the strong operational performance and the year on year movement in US player deposits. Adjusted Free Cash Flow3 of $157m was $207m higher than the prior year due to Adjusted EBITDA growth and working capital movements.

Q1 2024 financial highlights: Segments

US revenue increased 32% in Q1 with strong growth in both sportsbook (+30%) and iGaming (+49%). This reflects total revenue growth of 56% in the period from January 1, 2024 to March 17, 2024, as reported in our 2023 full year results on March 26, 2024, and -51% in the remainder of the quarter. The performance over the last two weeks of the quarter reflects the significant swing in sports results on the March Madness college basketball tournament, from favorable in the prior year to unfavorable in the current year. Sports results for this two-week period were 320bps ($76m) unfavorable, while sportsbook stakes were 46% higher.

In sportsbook, revenue growth was driven by strong engagement with our leading product proposition with AMPs2 +19% and staking +24%. Sportsbook net revenue margin increased 40bps to 7.3%. This reflected continued expansion of our structural margin, driven by our market leading product offering, partly offset by a 150bps adverse impact from unfavorable sports results versus the comparable period (sports results: Q1 2024 130bps unfavorable, Q1 2023 20bps favorable11, twelve months to March 31, 2024 90bps unfavorable). Promotional spend levels were in-line with the comparable prior year quarter.

iGaming revenue growth reflects the improvements in our product proposition noted above and our successful player acquisition driving AMPs2 34% higher. Within iGaming, slots performed exceptionally well with new content helping drive slots revenue up 73% versus the prior year.

Adjusted EBITDA3 increased by $79m to $26m due to revenue growth combined with operating leverage across all cost categories. This drove a 680bps expansion in Adjusted EBITDA margin3 to 1.8%. Cost of sales as a percentage of revenue declined 140bps to 59.0%, higher than our guidance for full year 2024 due to new state launches in the quarter, but in line with our expectations. Sales and marketing expenses reduced by 410bps as a percentage of revenue, despite continued disciplined player acquisition investment, with significant operating leverage in existing states being partly offset by new state launches.

UKI revenue increased by 17% (12% on a constant currency basis10) with AMP2 growth of 2% despite lapping an enlarged post World Cup recreational customer base and more congested sporting calendar in the prior year period. The strong revenue performance was primarily driven by iGaming +27% with sportsbook +9%. Sportsbook revenue growth reflected an increase in net revenue margin of 100bps year on year to 12.6%. This was driven by continued expansion of our structural margin as penetration of higher margin bet types such as Build A Bet increase. We also benefited from 40bps of favorable sports results year on year (Q1 2024: 40bps favorable, Q1 2023: in line with expected margin). Adjusted EBITDA3 grew 30% with Adjusted EBITDA margin3 310bps higher reflecting the strong revenue performance and operating leverage, particularly in sales and marketing.

International delivered AMP2 growth of 20% including a step up in recreational customer growth in Junglee Daily Fantasy Sports due to the earlier start to the Indian Premier League in Q1 2024. Revenue grew by 5% (6% on a constant currency basis10) driven by iGaming +8%. Sportsbook revenue declined 12% despite strong staking growth of 21%, due to an adverse year on year swing in sports results of 280bps (Q1 2024: 150bps unfavorable, Q1 2023: 130bps favorable), primarily in Sisal Italy.

Consolidate and Invest8 markets grew 8% reflecting the acquisition of MaxBet in January which contributed $47m in revenue during the quarter, as well as the benefit of our diversified geographic and product portfolio. Excluding MaxBet, growth in Consolidate and Invest8 markets was flat driven by:

•	Strong revenue growth in Georgia and Armenia (+20%), Spain (+13%) and Brazil (+8%), as well as good momentum in Turkey (+1%, +66% on a constant currency basis10)

•

Revenue declines in (i) India (-25%) due to tax changes introduced in Q4 2023 where product innovation to mitigate the impact has helped to sequentially improve performance, and (ii) Sisal Italy (-1%) driven by the impact of unfavorable sports results year on year which had an approximate 12 percentage point impact on total Sisal Italy revenue growth. This offset Sisal Italy iGaming revenue growth of 24% despite challenging prior year comparatives which included engagement driven by the record SuperEnalotto jackpot.

Sales and marketing expenses reduced as a percentage of revenue by 420bps to 13.0%. This was driven by increasingly targeted investment to support the key market growth described above, as well as the reduction in marketing resulting from the closure of FOX Bet in August 2023. This was partly offset by investment to support our expanding International portfolio resulting in an increase in Adjusted EBITDA3 of 16% and Adjusted EBITDA margin3 of 210bps year on year.

Australia revenue declined 6% (-2% on a constant currency basis10) with AMPs2 in line year on year. Sportsbook net revenue margin increased 180bps to 12.9% primarily due to 140bps of more favorable sports results in the quarter (Q1 2024 170bps favorable; Q1 2023 30bps favorable). This mostly offset the impact of the softer racing market environment noted at our FY23 earnings announcement, which remains in line with our expectations, and drove total staking 19% lower (-16% on a constant currency basis10). Lower racing streaming costs partly offset the revenue decline to result in Adjusted EBITDA3 3% lower (2% higher on a constant currency basis10) at $83m.

FY 2024 outlook

We remain confident in our financial year 2024 guidance7 provided at the financial year 2023 results announcement on March 26, 2024, despite unfavorable US sports results in last two weeks of March and there is therefore no change to previously communicated ranges:

•	US: Revenue and Adjusted EBITDA[3] mid-points of $6.0bn and $710m, representing year on year growth of 36.3% and 206.1% respectively.

•	Group Ex-US: Revenue and Adjusted EBITDA mid-points of $7.85bn and $1.73bn, representing year on year growth of 6.3% and 5.4% respectively.

Guidance7 is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates, and (iii) on the basis of a consistent regulatory and tax framework.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Capital structure

Total debt decreased to $6,836m from $7,056m at December 31, 2023 while net debt3 was broadly in line at $5,684m from $5,795m. On April, 29 2024, we refinanced existing debt with the successful placement of over $1bn in secured senior notes, which mature in 2029. The Group’s leverage ratio3 reduced to 2.8x at March, 31 2024, based on last 12 months EBITDA from 3.1x at the end of December, 31 2023 due to growth in Adjusted EBITDA. The Group’s medium term leverage target is 2.0-2.5x.

Listing update

On May 1, shareholders voted to move our primary listing to the US. With a greater proportion of the Group’s future profits expected to be generated in the US, we believe a US primary listing is the natural home for the Group. The transition is expected to become effective on May 31, 2024. We have also moved the Group’s operational headquarters to New York reflecting the importance of the US sports betting and iGaming market to our business.

Conference call:

Flutter management will host a conference call today at 6:30 a.m. ET (11:30 a.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering here or via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 48775. Please dial in 10 minutes before the conference call begins.

+1 646 307 1963 (United States)

+44 20 3481 4247 (United Kingdom)

+353 1 582 2023 (Ireland)

+61 2 8088 0946 (Australia)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; public sentiment towards online betting and iGaming generally; the potential impact of general economic conditions, including inflation, rising interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation of online betting and iGaming; the failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the Securities and Exchange Commission (SEC) and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $11,790m of revenue globally for fiscal 2023, up 25% YoY, and $3,397m of revenue globally for the quarter ended March 31, 2024.

Contacts:

Investor Relations:	Media Relations:
Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Rob Allen, Corporate Communications
Liam Kealy, Investor Relations	Rupert Gowrley, Corporate Communications
Email: investorrelations@flutter.com	Email: corporatecomms@flutter.com

Notes

1.	Growth rates throughout this release are Q1 2024 versus Q1 2023, unless otherwise stated.

2.

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See “—“Item 5. Operating and Financial Review and Prospects—Key Operational Metrics” of the Company’s Amendment No. 1 to the Registration Statement on Form 20-F as filed with the Securities and Exchange Commission (“SEC”), on January 18, 2024 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

3.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted Free Cash Flows, Net Debt, Leverage Ratio, Constant Currency, Adjusted Net Profit Attributable to Flutter Shareholders and Adjusted Earnings Per Share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this document for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

4.

Beginning January 1, 2024, the Group revised its definition of Adjusted EBITDA, which is the segment measure used to evaluate performance and allocate resources. The definition of Adjusted EBITDA now excludes share-based compensation as management believes inclusion of share-based compensation can obscure underlying business trends as share-based compensation could vary widely among companies due to different plans in place resulting in companies using share-based compensation awards differently, both in type and quantity of awards granted.

5.

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to March 31, 2024 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR, market share of FanDuel and PokerStars US (which is reported in the International segment) for the three months to March 31, 2024 in the states in which those brands were live, based on published gaming regulator reports in those states. Number one iGaming brand based on FanDuel and peer GGR for the three months to March 2024 based on published gaming regulator reports and external estimates by Eilers and Krejcik for competitor market share.

6.

Payback is calculated as the projected average length of time it takes players to generate sufficient Adjusted gross profit to repay the original average cost of acquiring those players. Customer acquisition costs include the marketing and associated promotional spend incurred to acquire a customer. The projected Adjusted gross profit is based on predictive models considering inputs such as staking behavior, interaction with promotional offers and gross revenue margin. Projected Adjusted gross profit includes associated variable costs of revenue as well as retention generosity costs.

7.	Foreign exchange rates assumed in our 2024 guidance were USD:GBP of 0.790, USD:EUR of 0.930 and USD:AUD of 1.540.

8.

Consolidate and Invest markets within our International segment are Italy, Spain, Georgia, Armenia, Serbia, Brazil, India, Turkey, Morrocco, Bosnia & Herzegovina and the US. International market positions reflect company estimates using a variety of methods depending on the data sources available for the relevant market, and include data releases by the relevant regulatory body, market research and aggregated banking deposit information. Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.

9.	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to specific segments.

10.	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q1 2023 at Q1 2024 exchange rates. See reconciliation on page 19.

11.

The Q1 2023 impact of sports results has been updated from the 80bps of favorable sports results per our Q1 2023 trading update published on May, 3 2023, following a reassessment of the expected revenue margin being generated from parlay bets.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted Net Profit Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, Net Debt, Adjusted Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Profit Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Adjusted Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Adjusted EBITDA is defined on a Group basis as net profit/(loss) before income taxes; other (expense)/income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Group Ex-US Adjusted EBITDA is defined as Group Adjusted EBITDA excluding our US Segment Adjusted EBITDA.

Adjusted Net Profit Attributable to Flutter Shareholders is defined as net profit/(loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss/(gain) on settlement of long-term debt; impairment of PPE and intangible assets; financing related fees not eligible for capitalization; gain from disposal of businesses and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net profit attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted net profit attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit/(loss), net profit/(loss) measures or earnings per share, or as alternatives to cash flows from operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect shared-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Adjusted Free Cash Flow is defined as net cash provided by operating activities excluding changes in operating assets and liabilities related to player deposits, investment and player deposit liabilities, cash paid for transaction fees and associated cost, restructuring fees and integration cost less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from adjusted free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Adjusted Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Adjusted Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Consolidated Balance Sheets:

($ in millions except share and per share amounts)

	Three months ended March 31,	Year ended December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	1,353	1,497
Cash and cash equivalents – restricted	22	22
Player deposits – cash and cash equivalents	1,782	1,752
Player deposits – investments	173	172
Accounts receivable, net	82	90
Prepaid expenses and other current assets	448	443

Total current assets	3,860	3,976
Investments	7	9
Property and equipment, net	478	471
Operating lease right-of-use assets	449	429
Intangible assets, net	5,787	5,881
Goodwill	13,678	13,745
Deferred tax assets	27	24
Other non-current assets	104	100

Total assets	24,390	24,635

Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	265	240
Player deposit liability	1,842	1,786
Operating lease liabilities	128	123
Long-term debt due within one year	46	51
Other current liabilities	2,305	2,326

Total current liabilities:	4,586	4,526
Operating lease liabilities – non-current	362	354
Long-term debt	6,790	7,005
Deferred tax liabilities	783	802
Other non-current liabilities	733	580

Total liabilities	13,254	13,267
Redeemable non-controlling interests	1,462	1,152
Shareholders’ equity
Common share (Authorized 300,000,000 shares of €0.09 ($0.09) par value each; issued March 31, 2024: 177,445,195 shares; December 31, 2023: 177,008,649 shares)	36	36
Shares held by employee benefit trust, at cost March 31, 2024: nil shares, December 31, 2023: nil	—	—
Additional paid-in capital	1,439	1,385
Accumulated other comprehensive loss	(1,669)	(1,483)
Retained earnings	9,694	10,106

Total Flutter shareholders’ equity	9,500	10,044
Non-controlling interests	174	172

Total shareholders’ equity	9,674	10,216

Total liabilities, redeemable non-controlling interests and shareholders’ equity	24,390	24,635

Consolidated Statement of Comprehensive Income/(Loss):

($ in millions except per share and per share amounts)

	Three months ended March 31,
	2024	2023
Revenue	3,397	2,918
Cost of Sales	(1,793)	(1,541)

Gross profit	1,604	1,377
Technology, research and development expenses	(190)	(168)
Sales and marketing expenses	(881)	(882)
General and administrative expenses	(409)	(342)

Operating profit / (loss)	124	(15)
Other expense, net	(174)	(45)
Interest expense, net	(112)	(92)

Loss before income taxes	(162)	(152)
Income tax (expense) / income	(15)	41

Net loss	(177)	(111)

Net gain/(loss) attributable to non-controlling interests and redeemable non-controlling interests	4	(9)
Adjustment of redeemable non-controlling interest to redemption value	15	—
Net loss attributable to Flutter shareholders	(196)	(102)
Net loss per share
Basic	(1.10)	(0.58)
Diluted	(1.10)	(0.58)
Other comprehensive (loss) / income, before tax:
Effective portion of changes in fair value of cash flow hedges	23	(60)
Fair value of cash flow hedges transferred to the income statement	(14)	43
Foreign exchange (loss) / gain on net investment hedges	(21)	4
Foreign exchange (loss) / gain on translation of the net assets of foreign currency denominated entities	(185)	177
Fair value movements on available for sale debt instruments	(1)	1

Other comprehensive (loss) / income	(198)	165

Other comprehensive (loss) / income attributable to Flutter shareholders	(188)	139
Other comprehensive (loss) / income attributable to non-controlling interest and redeemable non-controlling interest	(10)	26

Total comprehensive (loss) / income	(375)	54

Consolidated Statement of Cash Flows

($ in millions)

	Three months ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	(177)	(111)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	297	297
Change in fair value of derivatives	(15)	17
Non-cash interest income, net	(1)	(8)
Non-cash operating lease expense	32	31
Unrealized foreign currency exchange (gain) / loss, net	8	(36)
Share-based compensation – equity classified	40	32
Share-based compensation – liability classified	1	14
Other expense, net	186	64
Deferred taxes	(48)	(113)
Change in contingent consideration	—	(2)
Change in operating assets and liabilities:
Player deposits – investments	—	(7)
Accounts receivable, net	19	45
Prepaid expenses and other current assets	13	(73)
Accounts payable	(18)	25
Other current liabilities	(40)	(119)
Player deposit liability	73	(77)
Operating leases liabilities	(33)	(28)

Net cash generated by/(used in) operating activities	337	(49)

Cash flows from investing activities
Purchases of property and equipment	(22)	(18)
Purchases of intangible assets.	(57)	(43)
Capitalized software	(73)	(66)
Acquisitions, net of cash acquired	(107)	—

Net cash used in investing activities	(259)	(127)

Cash flows from financing activities
Proceeds from issue of common share upon exercise of options	14	1
Proceeds from issuance of long-term debt (net of transaction costs)	639	609
Repayment of long-term debt	(834)	(608)

Net cash (used in)/provided by financing activities	(181)	2

Net decrease in cash, cash equivalents and restricted cash	(103)	(174)
Cash, cash equivalents and restricted cash – beginning of the period	3,271	2,990
Foreign currency exchange on cash and cash equivalents	(11)	25

Cash, cash equivalents and restricted cash – end of the period	3,157	2,841

Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,353	821
Cash and cash equivalents – restricted	22	28
Player deposits – cash and cash equivalents	1,782	1,992

Cash, cash equivalents and restricted cash – end of the period	3,157	2,841

Supplemental disclosures of cash flow information:
Interest paid	123	97
Income taxes paid	29	52
Non-cash investing and financing activities:
Operating cash flows from operating leases	38	32
Right-of-use assets obtained in exchange of operating lease liabilities	20	20
Adjustments to lease balances as a result of remeasurement	(2)	6
Business acquisitions (including contingent consideration)	26	—

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation:

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net loss, the most comparable GAAP measure.

($ in millions)	Three months ended March 31,
	2024	2023
Net loss	(177)	(111)
Add back:
Income taxes	15	(41)
Other expense, net	174	45
Interest expense, net	112	92
Depreciation and amortization	297	297
Share-based compensation expense	41	46
Transaction fees and associated costs[1]	29	3
Restructuring and integration costs[2]	23	21

Group Adjusted EBITDA	514	352

Less: US Adjusted EBITDA	26	(53)

Group Ex-US Adjusted EBITDA	488	406

Group Revenue	3,397	2,918
Group Adjusted EBITDA Margin	15.1%	12.1%

1.

Comprises advisory fees of $25 million related to implementation of internal controls, information system changes and other activities related to the anticipated change in the primary listing of the Group for the three months ended March 31, 2024

2.

During the three months ended March 31, 2024, costs of $23 million (three months ended March 31, 2023: $21 million) primarily relate to various restructuring and other strategic initiatives to drive synergies. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. The costs primarily include severance expenses, advisory fees and temporary staffing cost.

Adjusted Free Cash Flow reconciliation:

See below a reconciliation of Adjusted Free Cash Flow to net cash generated/ (used) in operating activities, the most comparable GAAP measure.

($ in millions)	Three months ended March 31,
	2024	2023
Net cash provided by/(used in) operating activities	337	(49)
Less:
Change in player deposits	—	7
Change in player deposit liability	(73)	77
Add cash impact of:
Transaction fees and associated costs	25	18
Restructuring and integration costs	20	24
Less cash impact of:
Purchase of property and equipment	(22)	(18)
Purchases of intangible assets	(57)	(43)
Capitalized software	(73)	(66)

Adjusted Free Cash Flow	157	(50)

Net debt reconciliation:

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As at March 31, 2024	As at December 31, 2023
Long-term debt	6,790	7,005
Long-term debt due within one year	46	51

Total Debt	6,836	7,056
Add:
Transactions costs, premiums or discount included in the carrying value of debt	52	54
Less:
Unrealized foreign exchange on translation of foreign currency debt[1]	149	182
Cash and cash equivalents	(1,353)	(1,497)

Net debt	5,684	5,795

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Adjusted net profit attributable to Flutter shareholders:

See below a reconciliation of Adjusted net profit attributable to Flutter shareholders to net loss, the most comparable GAAP measure.

($ in millions)	Three months ended March 31,
	2024	2023
Net loss	(177)	(111)
Add (Less):
Transaction fees and associated costs	29	3
Restructuring and integration costs	23	21
Amortization of acquired intangibles	172	192
Share-based compensation	41	46
Tax impact of above adjustments[1]	(51)	(37)

Adjusted net profit	37	114
Less:
Net loss attributable to non-controlling interests and redeemable non-controlling interests[2]	4	(9)
Adjustment of redeemable non-controlling interest[3]	15	—

Adjusted net profit attributable to Flutter shareholders	18	123

Weighted average number of shares	177,757,967	177,325,483

1.	Tax rates used in calculated adjusted net profit attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel and Junglee.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted Earnings Per Share reconciliation:

See below a reconciliation of Adjusted Earnings Per Share to net loss per share, the most comparable GAAP measure.

($ in millions)	Three months ended March 31,
	2024	2023
Net loss per Flutter shareholders	(1.10)	(0.58)
Add (Less):
Transaction fees and associated costs	0.16	0.02
Restructuring and integration costs	0.13	0.12
Amortization of acquired intangibles	0.97	1.08
Share-based compensation	0.23	0.26
Tax impact of above adjustments	(0.28)	(0.21)

Adjusted earnings per share	0.10	0.69

Constant currency (‘CC’) growth rate reconciliation:

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ in millions)	Three months ended March 31,
unaudited	2024	2023	YOY	2023	2023	YOY
Revenue				FX impact	CC	CC
US	1,410	1,071	32%	—	1,071	32%
UKI	861	736	17%	30	766	12%
International	797	760	5%	(11)	749	6%
Australia	329	351	(6%)	(13)	337	(2%)

Group	3,397	2,918	16%	5	2,923	16%

Group Ex-US	1,987	1,847	8%	5	1,853	7%

Adjusted EBITDA
US	26	(53)		(2)	(55)
UKI	268	206	30%	10	216	24%
International	173	149	16%	(5)	144	20%
Australia	83	85	(2%)	(4)	81	2%
Unallocated corporate overhead	(36)	(35)	1%	(1)	(36)	(3%)

Group	514	352	46%	(3)	350	47%

Group Ex-US	488	406	20%	(1)	404	21%

Segment KPIs:

($ in millions)	Three months ended March 31,				YoY
Unaudited	US	UKI	Intl	Aus	US	UKI	Intl	Aus
Average monthly players (‘000s)	3,898	4,096	4,738	991	+15%	+2%	+20%	—
Sportsbook stakes	13,484	3,263	1,567	2,546	+24%	+1%	+21%	(19%)
Sportsbook net revenue margin	7.3%	12.6%	10.2%	12.9%	+40bps	+100bps	(370bps )	+180bps
Sportsbook revenue	986	411	160	329	+30%	+9%	(12%)	(6%)
iGaming revenue	358	406	600	—	+49%	+27%	+8%	—
Other revenue	66	44	37	—	(7%)	+7%	+42%	—

Total revenue	1,410	861	797	329	+32%	+17%	+5%	(6%)

Adjusted EBITDA	26	268	173	83	N/A	+30%	+16%	(2%)
Adjusted EBITDA margin	1.8%	31.1%	21.7%	25.2%	+680bps	+310bps	+210bps	+100bps
Additional information: Segment cost of sales and operating expenses
Cost of Sales	833	314	374	174	+29%	+19%	+5%	(7%)
Technology, research and development expenses	55	40	51	9	+14%	+12%	+16%	(10%)
Sales and marketing expenses	422	166	104	47	+16%	+8%	(21%)	(11%)
General and administrative expenses	74	73	95	17	+15%	(5%)	+17%	2%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ in millions)	Three months ended March 31, 2024						Three months ended March 31, 2023
Unaudited	US	UKI	Intl	Aus	Corp	Total	US	UKI	Intl	Aus	Corp	Total
Depreciation and Amortization	29	101	146	15	6	297	25	101	159	14	—	297
Less: Amortization of acquired intangibles	(4)	(70)	(93)	(4)	—	(172)	(5)	(76)	(106)	(6)	—	(192)

Adjusted depreciation and amortization[1]	25	31	53	11	6	125	20	25	53	8	—	106

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.

US GAAP – Consolidated Group income statement update

Note: Income tax (expense)/benefit for Q1 2021 – Q4 2023 has been updated as compared to the data published in the IFRS to US GAAP conversion materials on February 29, 2024 and the FY 2023 KPI pack published on 26 March 2024. The updates are confined to allocation of the tax (expense)/benefit between quarters and does not impact the income tax (expense)/benefit for FY 2021, 2022 or 2023.

($ in millions)	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2023	Q1 2024
Sportsbook	1,055	1,212	1,105	1,140	4,512	1,111	1,341	1,215	1,649	5,316	1,667	1,725	1,288	1,906	6,585	1,886
iGaming	813	796	736	770	3,115	853	798	879	1,043	3,573	1,113	1,122	1,135	1,251	4,621	1,364
Other	179	184	150	169	682	144	148	133	150	574	139	154	136	155	584	147

Total revenue	2,047	2,191	1,992	2,079	8,308	2,108	2,287	2,227	2,842	9,463	2,918	3,000	2,559	3,312	11,790	3,397
Cost of sales	(918)	(970)	(962)	(1,031)	(3,881)	(1,085)	(1,100)	(1,176)	(1,452)	(4,813)	(1,541)	(1,490)	(1,386)	(1,784)	(6,202)	(1,793)

Gross profit	1,129	1,221	1,030	1,047	4,427	1,023	1,186	1,051	1,390	4,650	1,377	1,510	1,173	1,528	5,588	1,604
Technology, research and development expenses	(133)	(215)	(129)	(156)	(634)	(133)	(156)	(109)	(154)	(552)	(168)	(176)	(214)	(207)	(765)	(190)
Sales & marketing expenses	(726)	(706)	(653)	(735)	(2,819)	(751)	(685)	(681)	(897)	(3,014)	(882)	(667)	(700)	(1,527)	(3,776)	(881)
General and administrative expenses	(157)	(547)	(476)	(244)	(1,423)	(272)	(236)	(349)	(315)	(1,172)	(342)	(444)	(394)	(415)	(1,596)	(409)

Operating profit / (loss)	113	(246)	(229)	(87)	(449)	(133)	109	(88)	24	(88)	(15)	223	(135)	(621)	(549)	124
Other (expense) income, net	88	(16)	97	(68)	101	91	(27)	31	(91)	5	(45)	11	(44)	(80)	(157)	(174)
Interest expense, net	(53)	(54)	(107)	(0)	(215)	(41)	(35)	(52)	(84)	(212)	(92)	(83)	(92)	(117)	(385)	(112)

Profit/(loss) before tax	148	(316)	(239)	(156)	(563)	(84)	48	(109)	(150)	(295)	(152)	152	(271)	(818)	(1,091)	(162)
Income tax (expense) / benefit	(46)	(128)	(2)	(19)	(194)	1	(48)	(52)	24	(75)	41	(86)	10	(85)	(120)	(15)

Net profit / (loss)	102	(444)	(241)	(175)	(757)	(83)	—	(161)	(126)	(370)	(111)	66	(261)	(903)	(1,211)	(177)